Exhibit 10.1

September 30, 2025

Dear John,

Let’s make it official!

On behalf of Grindr LLC (the “Company”), I am pleased to offer you the position of Chief Financial Officer reporting directly to our CEO. We look forward to you starting your new role on October 1, 2025. This letter (the “Letter Agreement” or “Agreement”) contains the terms and conditions of the Company’s offer of employment to you and supersedes all prior contracts or agreements with respect thereto, whether oral or written.

Should you agree to accept this offer of “at will” employment, your salary and additional terms of employment shall be subject to the following:

❖	Hours / Compensation

➢
Hours. This is a full-time exempt position. You will be expected to work a minimum 40 hours per week, Monday to Friday. Your hours and days of work are subject to change and you may be required to work additional or different hours from time to time to meet business needs. As an exempt employee, you will not be entitled to overtime.

➢	Compensation. Your annual base salary will be USD $175,000, which will be paid in accordance with Grindr’s established payroll schedule as revised from time-to-time, currently semi-monthly.

➢
Work Arrangement. Team members in Finance work in person at their designated hub office location at least two days per week, on Tuesdays and Thursdays. As part of the Finance team, your designated hub is the San Francisco Bay Area.

➢
Performance Bonus. You will be eligible to participate in the Company’s Bonus Program. The annual bonus target for your position will be 100% of your annual base salary, prorated for your first year based upon your qualified wages earned during that year. Performance bonuses for each year are paid in March of the following year, and you must continue to be employed by the Company on the date that bonuses are paid in order to receive a bonus. Your actual bonus could be higher or lower than your target and will be determined based on attainment of individual and company performance metrics as set forth in the Bonus Program.

➢
Relocation Bonus. Grindr is providing in its offer of employment a moving and relocation lump-sum payment of USD $150,000. The amount will be paid on the first regularly scheduled payroll date following your start date. This payment is provided for non-deductible moving and relocation expenses and will therefore be included in your gross income as wages and treated by the Company as taxable wages subject to withholdings of all applicable taxes. If you voluntarily terminate your employment with the Company before completing 6 months of employment, you agree that you will be required to pay back the full amount of the relocation bonus (including, without limitation, all amounts withheld to satisfy applicable taxes and payroll deductions) within 30 days of your separation date.

➢
Equity. We will recommend to Grindr’s Board of Directors (or its designee) that you be granted an award of 730,000 Restricted Stock Units (RSUs) (the “Award”) soon after your start date. The RSUs shall vest in accordance with the following schedule, provided that you remain employed by the Company on each vesting date.

●	110,000 RSUs will vest on the first anniversary after your start date

●	An additional 110,000 RSUs will vest on the second anniversary after your start date

●	An additional 150,000 RSUs will vest on the third anniversary after your start date

●	An additional 180,000 RSUs will vest on the fourth anniversary after your start date

●
An additional 180,000 RSUs will vest on the fifth anniversary after your start date. The terms of the Award shall be governed by our then-current equity incentive plan and an applicable award agreement which you will be required to accept in order to receive the Award.

●
The Award shall accelerate and vest in full on a termination by the Company without Cause or a resignation by you for Good Reason (as defined below), in either case, at any time within twelve (12) months following a change in control.

➢
KPI Awards. We will recommend to Grindr’s Board of Directors (or its designee) that, on an annual basis, you will be eligible to receive awards of RSUs upon the satisfaction of certain key performance indicators (“KPIs”) pursuant to the terms and conditions approved by the Board of Directors (or its designee).

In the event that the Board of Directors (or its designee) determines that the KPIs for a given year have been satisfied, you will receive a grant of fully vested RSUs with a value ranging from $500,000 to $700,000 (such amount within that range as determined by the Board of Directors, or a committee thereof, in its or their sole and absolute discretion), prorated for your first year based upon the fraction of 2025 in which you are employed, which award shall be granted no later than 120 days after the end of such year in which the KPIs are satisfied and subject to your continued service to Grindr through the grant date.

PO Box 69414
West Hollywood, CA 90069
grindr.com

Unless otherwise determined by the Board of Directors (or its designee), the number of RSUs, if any, to be granted pursuant to this section will be calculated based on the VWAP (as defined below), with the resulting number of RSUs rounded down to the nearest whole share.

➢
Performance-Based Equity. We will recommend to Grindr’s Board of Directors (or its designee) that you will be eligible to earn an award of RSUs upon the satisfaction of certain market capitalization performance conditions pursuant to the terms and conditions set forth below (the “PSU Arrangement”). Subject to approval by the Board of Directors (or its designee), the RSUs subject to the PSU Arrangement shall be awarded as follows:

●
If the Average Market Capitalization (as defined below) first exceeds $5 billion (the “First Market Cap Threshold,” and the date on which this occurs, the “First Performance Date”) on a date that is on or after April 1, 2026, and:

a)
before July 1, 2026 (within 9 months of your start date), subject to your continued service with the Company as of such date, you shall be granted a number of RSUs equal to (i) $300,000 divided by (ii) the average VWAP (as defined below) for the 90 trading days preceding the First Performance Date, with such number of RSUs rounded down to the nearest whole unit; or

b)
on or after July 1, 2026 (9 months after your start date), subject to your continued service with the Company as of such date, you shall be granted a number of RSUs equal to (i) $600,000 divided by (ii) the average VWAP for the 90 trading days preceding the First Performance Date, with such number of RSUs rounded down to the nearest whole unit.

●
If the Average Market Capitalization first exceeds $7.5 billion (the “Second Market Cap Threshold,” and the date on which this occurs, the “Second Performance Date”) on a date that is on or after July 1, 2027 (21 months after your start date), subject to your continued service with the Company as of such date, you shall be granted a number of RSUs equal to (i) $7,500,000 divided by (ii) the average VWAP for the 90 trading days preceding the Second Performance Date, with such number of RSUs rounded down to the nearest whole unit.

●
If the Average Market Capitalization first exceeds $10 billion (the “Third Market Cap Threshold,” and the date on which this occurs, the “Third Performance Date”) on a date that is on or after July 1, 2027 (21 months after your start date), subject to your continued service with the Company as of such date, you shall be granted a number of RSUs equal to (i) $11,000,000 divided by (ii) the average VWAP for the 90 trading days preceding the Third Performance Date, with such number of RSUs rounded down to the nearest whole unit.

●
In the event of a change in control of the Company, if the aggregate consideration payable in connection with the change in control for the number of fully diluted shares of the Company’s common stock exceeds the First, Second, and/or Third Market Cap Threshold, then immediately before, and contingent upon, the consummation of the change in control, you will be granted a number of fully vested RSUs for each of the Market Cap Thresholds exceeded that have not otherwise been previously exceeded—provided that, for each Market Cap Threshold, sufficient time has elapsed since your start date that you would have been eligible to receive the corresponding partial or full RSU grant had the corresponding Performance Date occurred on the date of the change in control—-equal to the corresponding dollar values for each RSU award above, divided by the amount of the per share consideration payable in respect of the Company’s common stock in connection with the change in control (and rounded down to the nearest whole unit), subject to your continuous service to the Company through immediately prior to the consummation of such change in control.

PO Box 69414
West Hollywood, CA 90069
grindr.com

Any RSUs granted pursuant to your PSU Arrangement shall be fully vested on the grant date. The terms of any RSUs granted pursuant to your PSU Arrangement shall be governed by our then-current equity incentive plan and an applicable award agreement which you will be required to accept in order to receive such RSU awards. For the avoidance of doubt, in all such cases, the grant and vesting of any RSUs granted pursuant to your PSU Arrangement shall be subject to your continued service with the Company through each applicable grant date. For purposes of the PSU Grant: “Average Market Capitalization” shall mean the daily average of the Company’s Market Capitalization for the 90 trading days preceding a given day. “Market Capitalization” shall mean (a) the VWAP on a given day multiplied by (b) the number of issued and outstanding shares of the Company’s common stock on such day. “VWAP” shall mean, for any given date, the per-share volume-weighted average price (determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours) of a share of the Company’s common stock, as displayed under the heading “Bloomberg VWAP” on the Company’s Bloomberg page (or its equivalent if such page is not available).

❖
Benefits. You are eligible to participate in the Company’s employee benefits program effective the first day of employment. You will be responsible for all costs not covered under said policies, including, without limitation, deductibles, co-payments, and costs for procedures that are not covered by the insurance carrier. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company’s benefits programs may be modified, eliminated, or replaced with other programs at any time in the Company’s sole discretion.

❖
Other Obligations. You must be free to work for the Company without being in breach of any legally binding obligation which you owe to your current or any former employer, or to any other third party. The Company expects you to honor all legal obligations that apply to you. You represent and warrant that your employment and the performance of your duties for the Company will not violate any agreement (including any non-competition or non-solicitation provision of any such agreement) between you and any other employer, corporation, partnership, individual, or other organization. You further acknowledge and agree that the Company has advised you that it is not interested in, and does not want, any confidential information, trade secrets, or other proprietary information that you may have developed or otherwise acquired in connection with any prior employment or business relationship. You represent that you have returned to your prior employer all of its property (including without limitation all confidential information, trade secrets, or other proprietary information) and will not use or disclose (and have not used or disclosed) to the Company or for the benefit of the Company any confidential information, trade secrets, or other proprietary information of any prior employer or third party.

PO Box 69414
West Hollywood, CA 90069
grindr.com

❖
At-Will Employment. Your employment with the Company will be “at will.” Your employment is for no specific duration and either you or the Company may terminate your employment relationship with the Company at any time with or without cause or notice. If you decide to terminate your employment with the Company, however, we request that you provide at least 2 weeks’ advance written notice of your last day of employment. The Company reserves the right to eliminate or change any term or condition of employment at any time with or without cause or notice. The Company retains discretion to rescind this offer letter up to your start date. The at-will nature of the employment can only be changed in a written document executed by you and the CEO (or the CEO’s designee) on behalf of the Company.

❖	Severance.

➢
Compensation upon Termination. Upon the termination of your employment for any reason, the Company shall pay you: (i) all of your accrued and unpaid wages earned through your last day of employment (the “Separation Date”) and any earned, but as yet unpaid, Annual Bonus, (ii) any unreimbursed business expenses; (iii) the value of any accrued and unused vacation days; and (iv) any other amounts required by local law or the express terms of any employee benefit plan to be paid to you (items (i), (ii), (iii) and (iv), collectively, the “Accrued Benefits”). The Accrued Benefits will be paid within sixty (60) days following termination of your employment, or such earlier date as may be required by applicable law.

➢
Severance Upon Termination Without Cause; Resignation for Good Reason. If the Company terminates your employment without Cause (as defined below) or you resign for Good Reason, then, provided that such termination constitutes a “Separation from Service” (as defined under Treasury Regulation Section 1.409A-1(h)) and provided that you remain in compliance with the applicable terms of this Letter Agreement (including execution and non-revocation of the Separation Agreement described below), the Company shall provide you, as severance, the following (the “Severance”):

■
A cash payment equal to the greater of (A) twelve (12) months of your Base Salary in effect as of the Separation Date, or (B) the amount of severance payment pursuant to the then-applicable company-wide severance policy as may be adopted by the Company from time to time, subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid in a lump sum cash payment no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service, provided, that the Separation Agreement (as discussed below) has become effective by that time;

PO Box 69414
West Hollywood, CA 90069
grindr.com

■
A pro-rata portion of your Annual Bonus for the fiscal year in which your termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you are employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company; and

■
If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the nine (9) month anniversary of the Separation Date (the “COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and grossed-up to be tax neutral to you (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. On the first payroll date following the effectiveness of the Separation Agreement, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.

PO Box 69414
West Hollywood, CA 90069
grindr.com

➢
Other Terminations. If you resign your employment for any reason other than Good Reason, if the Company terminates your employment for Cause, or if your employment terminates as a result of your death or Disability, then all payments of compensation by the Company to you hereunder other than the Accrued Benefits will terminate immediately, and you will not be entitled to the Severance; provided that if you are terminated for death or Disability, you (or your estate, if applicable) shall receive a pro-rata portion of your Annual Bonus for the fiscal year in which such termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you are employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company. For purposes of this Agreement, “Disability” shall have the definition ascribed to it in any applicable disability benefit plan maintained by the Company or, in the absence of such definition, shall mean your inability to perform the essential functions of your position, notwithstanding the provision of any reasonable accommodation, for a consecutive period of at least 91 calendar days or any non- consecutive period of 150 calendar days in any consecutive 365-calendar day period.

➢
Conditions to Receipt of Severance. The receipt of the Severance will be subject to you signing and not revoking a separation agreement and general release of claims in substantially the form applicable to the Company’s senior executives (which the Company shall establish within three months after your Start Date) (the “Separation Agreement”) by no later than the sixtieth (60th) day after the Separation Date (the “Release Deadline”). No Severance will be paid or provided until the Separation Agreement becomes effective. You must also resign from all positions and terminate any relationships as an employee, advisor, or officer with the Company and any of its affiliates, each effective on the Separation Date.

➢
Cause. For purposes of this Agreement, “Cause” shall mean your action, or failure to act after the date hereof that constitutes any of the following: (a) the plea of guilty or nolo contendere to, or a conviction of, a crime involving dishonesty, intentional misconduct, or breach of trust; (b) gross negligence in the performance of your duties; (c) a material breach by you of a fiduciary duty owed to the Company; (d) material breach of any written agreement with the Company; or (e) a knowing and material violation by you of any material policy of the Company pertaining to ethics, wrongdoing or conflicts of interest, which policy had been provided to you in writing or otherwise made generally available prior to such violation; provided, that in the case of conduct described in clauses (b), (c), (d) or (e) “Cause” shall only apply to conduct occurring after the date hereof and, if such conduct is capable of being cured, you shall have a period of no less than twenty (20) days after you are provided with written notice (specifying in reasonable detail the acts or omissions believed to constitute Cause and the steps necessary to remedy such condition, if curable) in which to cure, which such notice specifically identifies the breach or the violation that the Company believes constitutes Cause.

PO Box 69414
West Hollywood, CA 90069
grindr.com

➢
Good Reason. For purposes of this Agreement, you shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s C-level employees of no greater than a cumulative 10% reduction); (b) a material diminution in your job duties, responsibilities, authorities or title, including, but not limited to, you not being the Chief Financial Officer of the Company (or ultimate parent company of the entity succeeding to the Company’s business following a Corporate Transaction); (c) the Company requires you to relocate your principal place of work outside of the San Francisco Bay Area; (d) the Company materially breaches this Agreement (including any future amendments or restatements hereof); or (e) the Company’s failure to grant you any of the incentive awards contemplated by this Letter Agreement. In order to resign for Good Reason, you must provide written notice to the Board within sixty (60) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, if curable, and if such event is not reasonably cured within such period, you must resign your employment with the Company no later than sixty (60) days after the expiration of the cure period.

➢
Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means a termination of your employment with the Company pursuant to either (a) a termination initiated by the Company without Cause or (b) your resignation for Good Reason. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or Disability

Finally, this offer of employment is contingent on: 1) the outcome of acceptable reference checks; 2) a background check; 3) you providing the Company with legally required proof of your identity and current authorization to work in the United States; 4) the execution of a Company arbitration agreement, a non-disclosure agreement, and any agreements that you may be required to sign in connection with any RSUs granted to you; and 5) the approval of your appointment as CFO by Grindr’s Board of Directors and the approval of your compensation terms contained herein by the Compensation Committee of the Board of Directors.

All of us here at Grindr are excited for you to join the team and look forward to working with you!

To accept this offer of employment, please sign below and return this letter to us by the end of the business day on September 30, 2025.

Sincerely,

/s/ George Arison
George Arison, Chief Executive Officer

September 30, 2025
Date

PO Box 69414
West Hollywood, CA 90069
grindr.com

I have read and understand this offer letter and accept employment with the Company upon the terms set forth above. Agreed and accepted:

/s/ John North
John North

September 30, 2025
Date

PO Box 69414
West Hollywood, CA 90069
grindr.com